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                                                                Exhibit 99.1


                               FEBRUARY 5, 2002

          WASHINGTON GROUP PROVIDES FINANCIAL GUIDANCE FOR 2002-2004

      Boise, Idaho -- Washington Group International, Inc. today updated financial projections that were filed in August 2001 in connection with the company's financial restructuring. These updated projections account for the impact of delays in new work bookings resulting from the economic recession and the terrorist attacks on September 11, 2001. On January 25, 2002 Washington Group successfully completed its restructuring and emerged from chapter 11 bankruptcy protection as a financially healthy company.
      Incorporating new economic forecasts and the financing costs of its $350 million, 30-month revolving credit facility, Washington Group estimates that for 2002 revenue will be in the range of $2.7 to $3.0 billion, gross profit will be in the range of $135 to $145 million, EBITDA (Earnings Before Interest, Tax, Depreciation and Amortization) will be in the range of $110 to $120 million and net income will be in the range of $26 to $30 million. Backlog for the year ended December 31, 2001 was approximately $3.4 billion.
      The new guidance takes into account intervening events since the initial projections were prepared last summer and reflects the effects of delays in new work bookings caused by the general economic slowdown, which deepened following the events of September 11. Reduced capital expenditures by certain of Washington Group's customers and higher financing costs than those anticipated in the August 2001 projections are also reflected in today's guidance.
      "Our government services, infrastructure, and mining markets remain strong and the overall trend for the company as a whole remains positive," said Stephen
G. Hanks, President and Chief Executive Officer of Washington Group. "However, there has been a delay in capital spending by some of our power and industrial clients. With the restructuring and exit financing costs now behind us, it is appropriate to update our 2002 starting point."


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      The projections that Washington Group updated today were originally filed on July 24, 2001 with the United States Bankruptcy Court and with the Securities and Exchange Commission on August 2, 2001. They were then updated and filed with the Court on August 23, 2001 and with the SEC on August 31, 2001. Those projections of revenue, gross profit, net income, EBITDA, and contract backlog were for a three-year period beginning December 1, 2001.
      Washington Group does not, as a matter of course, publish its business plans, budgets or strategies, or make external projections or forecasts of its anticipated financial position or results of operations, but filed the initial projections as part of the company's Disclosure Statement in its Plan of Reorganization. The projections were subject to the limitations and qualifications in the Disclosure Statement and were based on a fiscal year ended November 30. The company's new fiscal year end is on the Friday nearest December 31.


                     WASHINGTON GROUP INTERNATIONAL, INC.
                         2002 - 2004 FINANCIAL PLAN
                PROJECTED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  UNAUDITED
                               ($ IN MILLIONS)


August 2001 Disclosure Statement
        and 8-K Filing                        Updated Guidance
--------------------------------              ----------------
---------                    -------------      -------------      -------------
  2002                           2002               2003               2004
  Plan                           Plan               Plan               Plan
  Total                          Total              Total              Total
---------                    -------------      -------------      -------------
  3,189     NEW WORK         2,500 - 2,900      3,100 - 3,500      3,400 - 3,800
  3,389     ENDING BACKLOG   2,900 - 3,200      3,300 - 3,700      3,700 - 4,100
  3,147     REVENUE          2,700 - 3,000      2,800 - 3,100      3,000 - 3,300
    151     GROSS PROFIT       135 - 145          137 - 147          155 - 170
    127     EBITDA          110(1) - 120          130 - 140          145 - 155
     44     NET INCOME          26 - 30            30 - 40            40 - 50


      (1) Due to a typographical error, this number was incorrectly stated as 100 in the version of the news release issued on February 5, 2002.

      Due to delays in the award and funding of projects in the power market and a general downturn in the industrial / process market, the company estimates that revenue will be approximately $100 - $300 million less than initially projected. Net income guidance includes exit facility costs of $31 million compared to $17.5 million initially projected. Net income guidance is before any impact associated with fresh start accounting required by the company's emergence from bankruptcy, including the conversion of debt to equity.


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      Washington Group is in the process of preparing historical and fresh start accounting financial statements and intends to provide those financial statements to the public in the second quarter of 2002.
      As previously disclosed in the company's SEC filings, Washington Group did not file annual or quarterly financial information with the SEC during the pendency of its bankruptcy proceedings. Following Washington Group's successful restructuring and emergence from the chapter 11 process, the company is preparing its historical annual and quarterly financial information, and a fresh start balance sheet.
      Pursuant to its Plan of Reorganization, the company has issued 25 million new shares of common stock and cancelled 52 million shares held by former shareholders.
      The information contained in this release is for the entire year and does not reflect the seasonality of the engineering and construction industry and the tendency for the company's earnings from its government performance-based contracts to occur substantially in the fourth quarter. As such, the company's historical financial performance is weighted more heavily to the latter half of each fiscal year.

      Washington Group International, Inc. is a global engineering and construction firm with more than 30,000 employees at work in 43 states and more than 35 countries. The company offers a full life-cycle of services as a preferred provider of premier science, engineering, construction, program management, and development in six major markets: infrastructure, energy and environmental, mining, industrial / process, defense and power.



                                       # # #


      This news release contains forward-looking statements within the meaning of the private securities litigation reform act of 1995, which are identified by the use of forward-looking terminology such as MAY, WILL, COULD, SHOULD, EXPECT, ANTICIPATE, INTEND, PLAN, ESTIMATE, PROJECT, or CONTINUE or the negative thereof or other variations thereof. The estimates contained herein are based upon the best information available to the company's management at this time and are subject to revision as additional information becomes available.
      The projections herein are inherently forward-looking, and all of the financial information is unaudited. Forward-looking statements contained herein are necessarily based on various assumptions and estimates and are inherently subject to risks and uncertainties, including risks and uncertainties relating to the possible invalidity of the underlying assumptions and estimates and possible changes or developments in geopolitical, social, economic, business, industry, market, legal, and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including the corporation's customers, suppliers, business partners, and competitors and legislative, regulatory, judicial, and other governmental authorities and officials.